AROGO CAPITAL ACQUISITION CORP.

December 21, 2021

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, DC 20549

Attention: Janice Adeloye

Re:	Arogo Capital Acquisition Corp. (the “Company”) Registration Statement on Form S-1 (File No. 333- 259338) (the “Registration Statement”)

Dear Ms. Adeloye,

The Company hereby requests, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, acceleration of effectiveness of the Registration Statement so that such Registration Statement will become effective as of 2:00 p.m., Eastern time, on Thursday, December 23, 2021, or as soon thereafter as practicable.

Should you have any questions concerning this request, please contact me at 786-442-1482 or our counsel, Andrew M. Tucker at Nelson Mullins Riley & Scarborough LLP at 202-689-2987.

[Signature page follows]

848 Brickell Avenue, Penthouse 5, Miami, FL 33131

Very truly yours,

Arogo Capital Acquisition Corp.

By:	/s/ Suradech Taweesaengsakulthai
Name:	Suradech Taweesaengsakulthai
Title:	Chief Executive Officer

[Signature Page to Acceleration Request Letter]

848 Brickell Avenue, Penthouse 5, Miami, FL 33131